News Release

HOPE BANCORP REPORTS 2025 SECOND QUARTER FINANCIAL RESULTS

LOS ANGELES – July 22, 2025 – Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for its second quarter ended June 30, 2025.
For the three months ended June 30, 2025, the Company recorded a net loss of $27.9 million, or $(0.22) per diluted common share, which reflected the impact of a securities portfolio repositioning, the completion of the Territorial Bancorp Inc. (“Territorial”) transaction, and a change to the California state tax apportionment law. Excluding notable items(1), net income for the second quarter of 2025 was $24.5 million, or $0.19 per diluted common share.
In comparison, for the three months ended March 31, 2025, the Company recorded net income of $21.1 million, or $0.17 per diluted common share, and net income of $22.9 million, or $0.19 per diluted common share, excluding notable items.
As previously reported, the Company completed its acquisition of Honolulu-based Territorial, the holding company of Territorial Savings Bank, effective April 2, 2025. In addition, the Company repositioned a portion of its legacy investment securities portfolio available for sale (“AFS”) in June 2025. Accordingly, notable items in the 2025 second quarter totaled $52.4 million after tax, comprising the net loss on sales of securities related to the investment securities repositioning, merger-related items, and a one-time impact of a change in California’s state tax apportionment law that was signed on June 27, 2025.
“The second quarter of 2025 was a milestone quarter for Hope Bancorp as we completed the acquisition of Territorial Bancorp Inc. and expanded into the strategically important market of Hawaii,” said Kevin S. Kim, Chairman, President and Chief Executive Officer. “Quarter-over-quarter, our net interest income grew 17% in the second quarter, our net interest margin expanded 15 basis points, and our net income, excluding notable items, increased 7%. Strengthening organic production and the addition of Territorial’s residential mortgage loans contributed to strong loan growth and further diversification of our loan portfolio. With the inclusion of Territorial’s lower-cost deposit base, we saw meaningful reductions in our cost of deposits.
“In addition, we sold a portion of our legacy investment securities portfolio in June 2025 as part of a strategic repositioning to help improve the Company’s future earnings and profitability. This transaction will contribute approximately $12 million to our interest income on an annual basis.
“We continue to maintain strong levels of capital and ample liquidity, and we believe we are better positioned than ever to capitalize on growth opportunities as the largest regional bank catering to multicultural customers across the continental United States and Hawaii,” concluded Kim.
Operating Results for the 2025 Second Quarter
Net interest income and net interest margin. Net interest income before provision for credit losses for the 2025 second quarter totaled $117.5 million, an increase of $16.7 million, or 17%, when compared with $100.8 million in the immediately preceding first quarter. Net interest margin for the 2025 second quarter expanded by 15 basis points to 2.69%, up from 2.54% for the 2025 first quarter. The increase in net interest income was primarily driven by average loan growth of 7%, which reflected the addition of Territorial and positive loan growth from the Hope legacy loan portfolio. The net interest margin expansion also reflected a 37 basis point reduction in the cost of average interest bearing deposits, which decreased to 3.77% in the 2025 second quarter, down from 4.14% in the 2025 first quarter. The cost of average total deposits was 2.96% in the 2025 second quarter, down 22 basis points from the immediately preceding first quarter. The improvement in the cost of deposits primarily reflected the impact of the Territorial acquisition and continued reduction of higher-cost deposits.

(1)    Net income excluding notable items is a non-GAAP financial measure. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Pages 10 to 12.
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Noninterest income. For the 2025 second quarter, noninterest income totaled $(23.0) million, which included a net loss on sales of legacy securities AFS of $38.9 million, pre-tax, related to the investment securities portfolio repositioning executed in June 2025. The securities portfolio repositioning is expected to contribute approximately $12 million to the Company’s interest income on an annual basis.

Excluding the net loss on sales of legacy securities AFS, which the Company considers a notable item, noninterest income(2) for the 2025 second quarter was $15.9 million, compared with $15.7 million in the immediately preceding first quarter. Quarter-over-quarter, customer swap fee income, which is included in other income and fees, increased by $1.0 million, reflecting increased customer demand. First quarter 2025 other income included a favorable valuation mark of $1.7 million related to other non-SBA loans sold, which did not recur. The Company recorded net gains on the sale of SBA loans of $4.0 million in the 2025 second quarter, compared with $3.1 million in the preceding first quarter. In the second quarter of 2025, the Company sold $67.4 million of SBA loans, compared with $49.9 million in the immediately preceding first quarter.

Noninterest expense. Noninterest expense for the 2025 second quarter totaled $109.5 million. Excluding notable items, which consisted primarily of merger-related expenses, noninterest expense(2) for the 2025 second quarter was $92.2 million. This compares with noninterest expense of $83.9 million, or $81.3 million excluding notable items, in the immediately preceding first quarter. The quarter-over-quarter increase in noninterest expense primarily reflected the addition of the Territorial franchise to ongoing operations. The efficiency ratio, excluding notable items(2), improved quarter-over-quarter to 69.1% for the 2025 second quarter, compared with 69.8% for the 2025 first quarter.

Income tax provision (benefit) and tax rate. For the 2025 second quarter, the Company recognized an income tax benefit of $(2.0) million, reflecting the reported GAAP net loss in the quarter, compared with a provision for income tax of $6.7 million for the 2025 first quarter. During the second quarter of 2025, income tax expense was negatively impacted by a deferred tax asset remeasurement of $4.9 million resulting from a change in California’s state tax apportionment law that was signed on June 27, 2025, and which became effective for tax years beginning on or after January 1, 2025. This change in the tax law will serve to lower the Company’s ongoing effective tax rate by approximately 1%. The $4.9 million discrete item is included in the GAAP reconciliation tables on Table Pages 10 to 12 as a notable, non-recurring expense in the quarter. For the second quarter of 2025, the reported GAAP effective tax rate was 6.7%, or 20.1% excluding notable items(2), compared with an effective tax rate of 24.2% in the first quarter of 2025.

Balance Sheet Summary
Cash and investment securities. At June 30, 2025, cash and due from banks totaled $689.7 million, compared with $733.5 million at March 31, 2025. As of the close of the acquisition of Territorial, Territorial had $86.7 million in cash and cash equivalents.

Investment securities totaled $2.27 billion at June 30, 2025, and $2.09 billion at March 31, 2025. The investment securities portfolio acquired from Territorial was sold on April 2, 2025, at the close of the acquisition, at a market value of $535.2 million, with no gain or loss impact to the Company. The excess cash from the Territorial securities sale was redeployed into investment securities throughout the quarter, contributing to the quarter-over-quarter growth in investment securities AFS.

As previously announced, the Company sold a portion of its legacy investment securities portfolio AFS in June 2025 as part of a strategic repositioning. The Company sold investment securities AFS with a fair value of $417.9 million and an aggregate weighted average book yield of 2.33%, consisting of lower-yielding mortgage-backed securities, collateralized mortgage obligations, municipal securities, and corporate bonds. Net proceeds from the sale of the legacy investment securities AFS were redeployed to purchase higher-yielding agency securities, mortgage-backed securities, and collateralized loan obligations, with an aggregate average current market yield of 5.42%.

(2)     Noninterest income excluding notable items, noninterest expense excluding notable items, efficiency ratio excluding notable items, and effective tax rate excluding notable items are non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Pages 10 to 12.
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Loans. At June 30, 2025, loans receivable, which excludes loans held for sale, totaled $14.43 billion, an increase of 8% from $13.34 billion at March 31, 2025. As of the close of the acquisition of Territorial, Territorial’s loans receivable totaled $1.07 billion after acquisition accounting discounts. Together with strong sequential growth in Hope’s legacy residential mortgage portfolio, residential mortgage loans increased 96% from March 31, 2025. As a result, residential mortgage and other loans grew to represent 16% of the Company’s loan mix at June 30, 2025, compared with 9% at March 31, 2025.

The following table sets forth the loan portfolio composition at June 30, 2025, March 31, 2025, and June 30, 2024:

(dollars in thousands) (unaudited)	6/30/2025		3/31/2025		6/30/2024
	Balance	Percentage	Balance	Percentage	Balance	Percentage
Commercial real estate (“CRE”) loans	$8,385,764	58.0%	$8,377,106	62.8%	$8,679,515	63.6%
Commercial and industrial (“C&I”) loans	3,725,295	25.8%	3,756,046	28.2%	3,854,284	28.3%
Residential mortgage and other loans	2,323,728	16.1%	1,202,142	9.0%	1,033,203	7.6%
Loans receivable	14,434,787	99.9%	13,335,294	100.0%	13,567,002	99.5%
Loans held for sale	12,051	0.1%	183	—%	68,316	0.5%
Gross loans	$14,446,838	100.0%	$13,335,477	100.0%	$13,635,318	100.0%

Deposits. Total deposits of $15.94 billion at June 30, 2025, increased 10% quarter-over-quarter from $14.49 billion at March 31, 2025, reflecting the impact of the Territorial acquisition. As of the close of the acquisition of Territorial, Territorial’s deposits totaled $1.67 billion after acquisition accounting adjustments, with a weighted average cost of deposits of 1.98%. During the 2025 second quarter, the Company continued to reduce its brokered deposit balances, which decreased $183.2 million, down 19% quarter-over-quarter. As of June 30, 2025, brokered deposits totaled $797.1 million, representing 5% of total deposits, which compares favorably with 7% as of March 31, 2025, and 9% as of June 30, 2024.
The following table sets forth the deposit composition at June 30, 2025, March 31, 2025, and June 30, 2024:

(dollars in thousands) (unaudited)	6/30/2025		3/31/2025		6/30/2024
	Balance	Percentage	Balance	Percentage	Balance	Percentage
Noninterest bearing demand deposits	$3,485,502	21.9%	$3,362,842	23.2%	$3,671,192	24.9%
Money market, interest bearing demand, and savings deposits	6,102,999	38.3%	5,410,471	37.3%	4,907,860	33.4%
Time deposits	6,354,854	39.8%	5,715,006	39.5%	6,132,419	41.7%
Total deposits	$15,943,355	100.0%	$14,488,319	100.0%	$14,711,471	100.0%

Gross loan-to-deposit ratio		90.6%		92.0%		92.7%

Borrowings. Federal Home Loan Bank and Federal Reserve Bank borrowings decreased to $29.8 million at June 30, 2025, from $100.0 million at March 31, 2025, largely reflecting the payoff of borrowings that matured during the quarter. As of the close of the acquisition of Territorial, Territorial’s Federal Home Loan Bank borrowings totaled $160.8 million, of which $126.2 million was paid off effective April 2, 2025.

Credit Quality and Allowance for Credit Losses
Criticized loans. Criticized loans decreased $34.0 million, or 8%, to $414.7 million at June 30, 2025, down from $448.7 million at March 31, 2025. This includes a 26% decrease in special mention loans, which were down by $47.3 million quarter-over-quarter. The criticized loans to total loans ratio improved to 2.87% at June 30, 2025, down from 3.36% at March 31, 2025.

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Nonperforming assets. Nonperforming assets were $112.9 million, or 0.61% of total assets, at June 30, 2025, compared with $83.9 million, or 0.49% of total assets, at March 31, 2025. The quarter-over-quarter change was largely driven by the migration of one commercial real estate loan that is well secured by collateral property in a prime location. As of the close of the acquisition of Territorial, Territorial’s nonperforming assets amounted to $1.3 million, after acquisition accounting adjustments.

The following table sets forth the components of nonperforming assets at June 30, 2025, March 31, 2025, and June 30, 2024:

(dollars in thousands) (unaudited)	6/30/2025	3/31/2025	6/30/2024
Loans on nonaccrual status (1)	$110,739	$83,808	$67,003
Accruing delinquent loans past due 90 days or more	2,149	98	273
Total nonperforming loans	112,888	83,906	67,276
Other real estate owned	—	—	—
Total nonperforming assets	$112,888	$83,906	$67,276

Nonperforming assets/total assets	0.61%	0.49%	0.39%
_____________________________________
(1)     Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $15.3 million, $11.8 million and $11.2 million at June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

Net charge offs. The Company recorded net charge offs of $12.0 million in the 2025 second quarter, equivalent to 0.33%, annualized, of average loans. This compares with net charge offs of $8.3 million, or 0.25%, annualized, of average loans in the immediately preceding first quarter.

Allowance for credit losses. The allowance for credit losses totaled $149.5 million at June 30, 2025, compared with $147.4 million at March 31, 2025. The allowance coverage ratio was 1.04% of loans receivable at June 30, 2025, compared with 1.11% at March 31, 2025. The change in the allowance coverage ratio largely reflects the impact of the Territorial acquisition, which added $1.07 billion of loans with pristine asset quality.

The following table sets forth the allowance for credit losses and the coverage ratios at June 30, 2025, March 31, 2025, and June 30, 2024:

(dollars in thousands) (unaudited)	6/30/2025	3/31/2025	6/30/2024
Allowance for credit losses	$149,505	$147,412	$156,019
Allowance for credit losses/loans receivable	1.04%	1.11%	1.15%

Provision for credit losses. For the 2025 second quarter, the Company recorded a provision for credit losses of $15.0 million. This included $4.5 million of merger-related provision expenses that the Company considered a notable item, and which comprised $3.9 million of Day 1 provision for Territorial loans at acquisition close and a $0.6 million net write-off related to the exit of Bank of Hope’s legacy credit card portfolio. With the acquisition of Territorial, the Company adopted Territorial’s white-label credit card program.

Excluding notable items(3), the provision for credit losses for the 2025 second quarter was $10.5 million, which included $1.0 million of provision for unfunded loan commitments. This compares with a provision for credit losses of $4.8 million for the 2025 first quarter, which included a $0.4 million release of reserves for unfunded loan commitments. The quarter-over-quarter increase in the provision for credit losses, excluding notable items, largely reflected net charge offs in the 2025 second quarter, as well as a quarter-over-quarter increase in the allowance for unfunded loan commitments.

(3)     Provision for credit losses excluding notable items is a non-GAAP financial measure. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Pages 10 to 12.
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Capital

At June 30, 2025, the Company and the Bank’s strong capital ratios continued to exceed all regulatory capital requirements generally required to meet the definition of a “well-capitalized” financial institution. The quarter-over-quarter change in capital ratios primarily reflected the impact of the Territorial acquisition.

The following table sets forth the capital ratios for the Company at June 30, 2025, March 31, 2025, and June 30, 2024:

(unaudited)	6/30/2025	3/31/2025	6/30/2024	Minimum Guideline for “Well-Capitalized”
Common Equity Tier 1 Capital Ratio	12.06%	13.28%	12.70%	6.50%
Tier 1 Capital Ratio	12.76%	14.02%	13.40%	8.00%
Total Capital Ratio	13.76%	15.06%	14.41%	10.00%
Leverage Ratio	10.57%	11.92%	11.61%	5.00%

At June 30, 2025, total stockholders’ equity was $2.22 billion, an increase of 3% when compared with $2.16 billion at March 31, 2025. Tangible common equity (“TCE”) per share(4) was $13.26 at June 30, 2025, compared with $13.99 at March 31, 2025. The TCE ratio was 9.43% at June 30, 2025, compared with 10.20% at March 31, 2025.

The following table sets forth the TCE per share and the TCE ratio at June 30, 2025, March 31, 2025, and June 30, 2024. The quarter-over-quarter changes between June 30, 2025, and March 31, 2025, primarily reflected the impact of the Territorial acquisition.

(unaudited)	6/30/2025	3/31/2025	6/30/2024
TCE per share	$13.26	$13.99	$13.61
TCE ratio	9.43%	10.20%	9.72%

Pursuant to the Territorial merger agreement, on April 2, 2025, Territorial shareholders received 0.8048 shares of Hope Bancorp common stock in exchange for each share of Territorial common stock; accordingly, the Company issued 6,976,754 shares, or $73.3 million of equity, as part of the transaction.

Investor Conference Call
The Company previously announced that it will host an investor conference call on Tuesday, July 22, 2025, at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review unaudited financial results for its second quarter ended June 30, 2025. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available at the Investor Relations section of Hope Bancorp’s website for at least one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through July 29, 2025, replay access code 5724457.

(4)    TCE per share is a non-GAAP financial measure. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Pages 10 to 12.
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Non-GAAP Financial Metrics
This news release and accompanying financial tables contain certain non-GAAP financial measure disclosures, including net income excluding notable items, earnings per share excluding notable items, noninterest income excluding notable items, noninterest expense excluding notable items, provision for credit losses excluding notable items, efficiency ratio excluding notable items, effective tax rate excluding notable items, PPNR, PPNR excluding notable items, ROA excluding notable items, ROE excluding notable items, ROTCE, ROTCE excluding notable items, TCE per share and TCE ratio. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operational performance and the Company’s capital levels and has included these figures in response to market participant interest in these financial metrics. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Pages 10 through 12.

About Hope Bancorp, Inc.
Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the only regional Korean American bank in the United States, with $18.55 billion in total assets as of June 30, 2025. With the addition of Territorial Savings, a division of Bank of Hope, effective April 2, 2025, the Company became the largest regional bank catering to multicultural customers across the continental United States and Hawaii. Headquartered in Los Angeles, the Bank provides a full suite of commercial, corporate and consumer loans, deposit and fee-based products and services, including commercial and commercial real estate lending, SBA lending, residential mortgage and other consumer lending; treasury management services, foreign currency exchange solutions, interest rate derivative products, and international trade financing, among others. The Bank operates 46 full-service branches in California, New York, New Jersey, Washington, Texas, Illinois, New York, New Jersey, Alabama and Georgia under the Bank of Hope banner, and 29 branches in Hawaii under the Territorial Savings banner. The Bank also operates SBA loan production offices, commercial loan production offices, and residential mortgage loan production offices throughout the United States, and a representative office in Seoul, South Korea. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to www.bankofhope.com for Bank of Hope and www.tsbhawaii.bank for Territorial Savings, a division of Bank of Hope. By including the foregoing website address links, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

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Forward-Looking Statements
Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and similar expressions. With respect to any such forward-looking statements, Hope Bancorp claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Hope Bancorp’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. With the consummation of the acquisition of Territorial Bancorp, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial Bancorp and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; and deposit attrition, operating costs, customer loss and business disruption following the acquisition, including difficulties in maintaining relationships with employees and customers, may be greater than expected. Other risks and uncertainties include, but are not limited to: possible renewed deterioration in economic conditions in Hope Bancorp’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp; the impact of U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, and geopolitical instability; and risks from natural disasters. For additional information concerning these and other risk factors, see Hope Bancorp’s most recent Annual Report on Form 10-K. Hope Bancorp does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Contacts:

Julianna Balicka	Angie Yang
EVP & Chief Financial Officer	SVP, Director of Investor Relations
213-235-3235	213-251-2219
julianna.balicka@bankofhope.com	angie.yang@bankofhope.com

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets:	6/30/2025	3/31/2025	% change	6/30/2024	% change
Cash and due from banks	$689,734	$733,482	(6)%	$654,044	5%
Investment securities	2,268,889	2,088,586	9%	2,172,859	4%
Federal Home Loan Bank (“FHLB”) stock and other investments	106,752	103,486	3%	61,528	74%
Gross loans, including loans held for sale	14,446,838	13,335,477	8%	13,635,318	6%
Allowance for credit losses	(149,505)	(147,412)	1%	(156,019)	(4)%
Accrued interest receivable	53,589	49,986	7%	57,645	(7)%
Premises and equipment, net	69,141	52,296	32%	50,919	36%
Goodwill and intangible assets	525,428	466,405	13%	467,583	12%
Other assets	536,151	386,010	39%	431,214	24%
Total assets	$18,547,017	$17,068,316	9%	$17,375,091	7%

Liabilities:
Deposits	$15,943,355	$14,488,319	10%	$14,711,471	8%
FHLB and Federal Reserve Bank (“FRB”) borrowings	29,752	100,000	(70)%	170,000	(82)%
Subordinated debentures and convertible notes, net	110,263	109,921	—%	108,918	1%
Accrued interest payable	72,004	81,436	(12)%	86,779	(17)%
Other liabilities	167,526	128,607	30%	186,641	(10)%
Total liabilities	$16,322,900	$14,908,283	9%	$15,263,809	7%

Stockholders’ Equity:
Common stock, $0.001 par value	$146	$138	6%	$138	6%
Additional paid-in capital	1,520,129	1,445,153	5%	1,440,963	5%
Retained earnings	1,139,913	1,185,721	(4)%	1,167,978	(2)%
Treasury stock, at cost	(264,667)	(264,667)	—%	(264,667)	—%
Accumulated other comprehensive loss, net	(171,404)	(206,312)	17%	(233,130)	26%
Total stockholders’ equity	2,224,117	2,160,033	3%	2,111,282	5%
Total liabilities and stockholders’ equity	$18,547,017	$17,068,316	9%	$17,375,091	7%

Common stock shares – authorized	300,000,000	300,000,000		300,000,000
Common stock shares – outstanding	128,124,458	121,074,988		120,731,342
Treasury stock shares	17,382,835	17,382,835		17,382,835
Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended					Six Months Ended
	6/30/2025	3/31/2025	% change	6/30/2024	% change	6/30/2025	6/30/2024	% change

Interest and fees on loans	$211,441	$194,961	8%	$209,683	1%	$406,402	$423,309	(4)%
Interest on investment securities	17,769	15,892	12%	16,829	6%	33,661	34,878	(3)%
Interest on cash and deposits at other banks	8,783	5,205	69%	5,284	66%	13,988	32,467	(57)%
Interest on other investments and FHLB dividends	1,177	1,108	6%	805	46%	2,285	1,621	41%
Total interest income	239,170	217,166	10%	232,601	3%	456,336	492,275	(7)%

Interest on deposits	118,852	113,585	5%	122,577	(3)%	232,437	246,610	(6)%
Interest on borrowings	2,785	2,764	1%	4,164	(33)%	5,549	24,758	(78)%
Total interest expense	121,637	116,349	5%	126,741	(4)%	237,986	271,368	(12)%

Net interest income before provision	117,533	100,817	17%	105,860	11%	218,350	220,907	(1)%
Provision for credit losses	15,000	4,800	213%	1,400	971%	19,800	4,000	395%
Net interest income after provision	102,533	96,017	7%	104,460	(2)%	198,550	216,907	(8)%

Service fees on deposit accounts	3,106	2,921	6%	2,681	16%	6,027	5,268	14%
Net gains on sales of SBA loans	3,998	3,131	28%	1,980	102%	7,129	1,980	260%
Net (losses) gains on sales of securities available for sale	(38,856)	—	100%	425	N/A	(38,856)	425	N/A
Other income and fees	8,796	9,636	(9)%	5,985	47%	18,432	11,684	58%
Total noninterest (loss) income	(22,956)	15,688	N/A	11,071	N/A	(7,268)	19,357	N/A

Salaries and employee benefits	52,834	48,460	9%	44,107	20%	101,294	91,684	10%
Occupancy	8,884	7,166	24%	6,906	29%	16,050	13,692	17%
Furniture and equipment	7,817	5,713	37%	5,475	43%	13,530	10,815	25%
Data processing and communications	3,602	2,907	24%	2,997	20%	6,509	5,987	9%
FDIC assessment	2,488	2,502	(1)%	3,003	(17)%	4,990	5,929	(16)%
FDIC special assessment	—	—	—%	(309)	(100)%	—	691	(100)%
Earned interest credit	3,310	3,087	7%	6,139	(46)%	6,397	11,973	(47)%
Merger and restructuring related costs	17,281	2,519	586%	2,165	698%	19,800	3,611	448%
Other noninterest expense	13,257	11,507	15%	10,504	26%	24,764	21,444	15%
Total noninterest expense	109,473	83,861	31%	80,987	35%	193,334	165,826	17%
(Loss) income before income taxes	(29,896)	27,844	N/A	34,544	N/A	(2,052)	70,438	N/A
Income tax (benefit) provision	(2,015)	6,748	N/A	9,274	N/A	4,733	19,304	(75)%
Net (loss) income	$(27,881)	$21,096	N/A	$25,270	N/A	$(6,785)	$51,134	N/A

(Loss) earnings per common share – diluted	$(0.22)	$0.17		$0.21		$(0.05)	$0.42
Weighted average shares outstanding – diluted	128,223,991	121,433,080		120,939,429		124,859,880	120,964,149
Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited

	For the Three Months Ended			For the Six Months Ended
Profitability measures (annualized):	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Return on average assets (“ROA”)	-0.60%	0.49%	0.59%	-0.08%	0.56%
ROA excluding notable items (1)	0.52%	0.54%	0.62%	0.53%	0.60%
Return on average equity (“ROE”)	-5.02%	3.93%	4.82%	-0.62%	4.84%
ROE excluding notable items (1)	4.42%	4.26%	5.07%	4.34%	5.13%
Return on average tangible common equity (“ROTCE”) (1)	-6.58%	5.02%	6.20%	-0.80%	6.22%
ROTCE excluding notable items (1)	5.79%	5.44%	6.53%	5.61%	6.59%
Net interest margin	2.69%	2.54%	2.62%	2.62%	2.58%
Efficiency ratio (not annualized)	115.75%	71.98%	69.26%	91.59%	69.02%
Efficiency ratio excluding notable items (not annualized) (1)	69.09%	69.82%	67.67%	69.43%	67.23%

(1) ROA excluding notable items, ROE excluding notable items, ROTCE, ROTCE excluding notable items, and efficiency ratio excluding notable items are non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Pages 10 through 12.

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended
	6/30/2025			3/31/2025			6/30/2024
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans, including loans held for sale	$14,423,923	$211,441	5.88%	$13,455,201	$194,961	5.88%	$13,591,936	$209,683	6.20%
Investment securities	2,192,533	17,769	3.25%	2,083,809	15,892	3.09%	2,175,379	16,829	3.11%
Interest earning cash and deposits at other banks	807,979	8,783	4.36%	496,512	5,205	4.25%	428,062	5,284	4.96%
FHLB stock and other investments	98,052	1,177	4.81%	87,065	1,108	5.16%	48,463	805	6.68%
Total interest earning assets	$17,522,487	$239,170	5.47%	$16,122,587	$217,166	5.46%	$16,243,840	$232,601	5.76%

INTEREST BEARING LIABILITIES:
Deposits:
Money market, interest bearing demand and savings	$6,278,578	$51,884	3.31%	$5,452,632	$50,619	3.76%	$4,948,708	$48,708	3.96%
Time deposits	6,353,525	66,968	4.23%	5,674,095	62,966	4.50%	5,921,201	73,869	5.02%
Total interest bearing deposits	12,632,103	118,852	3.77%	11,126,727	113,585	4.14%	10,869,909	122,577	4.54%
FHLB and FRB borrowings	48,671	364	3.00%	121,400	356	1.19%	219,402	1,430	2.62%
Subordinated debentures and convertible notes	106,150	2,421	9.02%	105,815	2,408	9.10%	104,822	2,734	10.32%
Total interest bearing liabilities	$12,786,924	$121,637	3.82%	$11,353,942	$116,349	4.16%	$11,194,133	$126,741	4.55%
Noninterest bearing demand deposits	3,464,085			3,344,732			3,666,416
Total funding liabilities/cost of funds	$16,251,009		3.00%	$14,698,674		3.21%	$14,860,549		3.43%
Net interest income/net interest spread		$117,533	1.65%		$100,817	1.30%		$105,860	1.21%
Net interest margin			2.69%			2.54%			2.62%

Cost of deposits:
Noninterest bearing demand deposits	$3,464,085	$—	—%	$3,344,732	$—	—%	$3,666,416	$—	—%
Interest bearing deposits	12,632,103	118,852	3.77%	11,126,727	113,585	4.14%	10,869,909	122,577	4.54%
Total deposits	$16,096,188	$118,852	2.96%	$14,471,459	$113,585	3.18%	$14,536,325	$122,577	3.39%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Six Months Ended
	6/30/2025			6/30/2024
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans, including loans held for sale	$13,942,238	$406,402	5.88%	$13,669,078	$423,309	6.23%
Investment securities	2,138,471	33,661	3.17%	2,246,266	34,878	3.12%
Interest earning cash and deposits at other banks	653,106	13,988	4.32%	1,223,916	32,467	5.33%
FHLB stock and other investments	92,589	2,285	4.98%	48,299	1,621	6.75%
Total interest earning assets	$16,826,404	$456,336	5.47%	$17,187,559	$492,275	5.76%

INTEREST BEARING LIABILITIES:
Deposits:
Money market, interest bearing demand and savings	$5,867,886	$102,503	3.52%	$5,010,745	$98,852	3.97%
Time deposits	6,015,687	129,934	4.36%	5,953,351	147,758	4.99%
Total interest bearing deposits	11,883,573	232,437	3.94%	10,964,096	246,610	4.52%
FHLB and FRB borrowings	84,835	720	1.71%	951,368	19,283	4.08%
Subordinated debentures and convertible notes	105,983	4,829	9.06%	104,657	5,475	10.35%
Total interest bearing liabilities	$12,074,391	$237,986	3.97%	$12,020,121	$271,368	4.54%
Noninterest bearing demand deposits	3,404,738			3,735,143
Total funding liabilities/cost of funds	$15,479,129		3.10%	$15,755,264		3.46%
Net interest income/net interest spread		$218,350	1.50%		$220,907	1.22%
Net interest margin			2.62%			2.58%

Cost of deposits:
Noninterest bearing demand deposits	$3,404,738	$—	—%	$3,735,143	$—	—%
Interest bearing deposits	11,883,573	232,437	3.94%	10,964,096	246,610	4.52%
Total deposits	$15,288,311	$232,437	3.07%	$14,699,239	$246,610	3.37%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except per share data)

	Three Months Ended					Six Months Ended
AVERAGE BALANCES:	6/30/2025	3/31/2025	% change	6/30/2024	% change	6/30/2025	6/30/2024	% change
Gross loans, including loans held for sale	$14,423,923	$13,455,201	7%	$13,591,936	6%	$13,942,238	$13,669,078	2%
Investment securities	2,192,533	2,083,809	5%	2,175,379	1%	2,138,471	2,246,266	(5)%
Interest earning cash and deposits at other banks	807,979	496,512	63%	428,062	89%	653,106	1,223,916	(47)%
Interest earning assets	17,522,487	16,122,587	9%	16,243,840	8%	16,826,404	17,187,559	(2)%
Goodwill and intangible assets	525,048	466,633	13%	467,822	12%	496,002	468,026	6%
Total assets	18,724,864	17,084,378	10%	17,256,638	9%	17,909,153	18,198,707	(2)%

Noninterest bearing demand deposits	3,464,085	3,344,732	4%	3,666,416	(6)%	3,404,738	3,735,143	(9)%
Interest bearing deposits	12,632,103	11,126,727	14%	10,869,909	16%	11,883,573	10,964,096	8%
Total deposits	16,096,188	14,471,459	11%	14,536,325	11%	15,288,311	14,699,239	4%
Interest bearing liabilities	12,786,924	11,353,942	13%	11,194,133	14%	12,074,391	12,020,121	—%
Stockholders’ equity	2,220,633	2,148,079	3%	2,097,108	6%	2,184,556	2,111,720	3%

LOAN PORTFOLIO COMPOSITION:	6/30/2025	3/31/2025	% change	6/30/2024	% change
Commercial real estate (“CRE”) loans	$8,385,764	$8,377,106	—%	$8,679,515	(3)%
Commercial and industrial (“C&I”) loans	3,725,295	3,756,046	(1)%	3,854,284	(3)%
Residential mortgage and other loans	2,323,728	1,202,142	93%	1,033,203	125%
Loans receivable	14,434,787	13,335,294	8%	13,567,002	6%
Loans held for sale	12,051	183	6485%	68,316	(82)%
Gross loans	$14,446,838	$13,335,477	8%	$13,635,318	6%

CRE LOANS BY PROPERTY TYPE:	6/30/2025	3/31/2025	% change	6/30/2024	% change
Multi-tenant retail	$1,589,994	$1,574,711	1%	$1,659,083	(4)%
Industrial warehouses	1,260,991	1,263,037	—%	1,249,255	1%
Multifamily	1,211,785	1,202,577	1%	1,199,215	1%
Gas stations and car washes	1,106,007	1,084,310	2%	1,007,680	10%
Mixed-use facilities	671,144	699,776	(4)%	844,993	(21)%
Hotels/motels	754,449	757,814	—%	795,253	(5)%
Single-tenant retail	647,374	651,950	(1)%	655,540	(1)%
Office	340,329	347,115	(2)%	403,861	(16)%
All other	803,691	795,816	1%	864,635	(7)%
Total CRE loans	$8,385,764	$8,377,106	—%	$8,679,515	(3)%

DEPOSIT COMPOSITION:	6/30/2025	3/31/2025	% change	6/30/2024	% change
Noninterest bearing demand deposits	$3,485,502	$3,362,842	4%	$3,671,192	(5)%
Money market, interest bearing demand, and savings	6,102,999	5,410,471	13%	4,907,860	24%
Time deposits	6,354,854	5,715,006	11%	6,132,419	4%
Total deposits	$15,943,355	$14,488,319	10%	$14,711,471	8%

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

CAPITAL & CAPITAL RATIOS:	6/30/2025	3/31/2025	6/30/2024
Total stockholders’ equity	$2,224,117	$2,160,033	$2,111,282
Total capital	$2,092,212	$2,153,418	$2,137,513
Common equity tier 1 ratio	12.06%	13.28%	12.70%
Tier 1 capital ratio	12.76%	14.02%	13.40%
Total capital ratio	13.76%	15.06%	14.41%
Leverage ratio	10.57%	11.92%	11.61%
Total risk weighted assets	$15,206,801	$14,297,471	$14,828,905
Book value per common share	$17.36	$17.84	$17.49
Tangible common equity (“TCE”) per share (1)	$13.26	$13.99	$13.61
TCE ratio (1)	9.43%	10.20%	9.72%

(1) TCE per share and TCE ratio are non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are provided in the accompanying financial information on Table Page 10.

ALLOWANCE FOR CREDIT LOSSES CHANGES:	Three Months Ended					Six Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024	6/30/2025	6/30/2024
Balance at beginning of period	$147,412	$150,527	$153,270	$156,019	$158,758	$150,527	$158,694
Initial allowance for purchased credit deteriorated (“PCD”) loans acquired	63	—	—	—	—	63	—
Provision for credit losses on loans	14,000	5,200	10,100	3,000	1,700	19,200	5,300
Recoveries	2,844	233	704	534	2,099	3,077	3,283
Charge offs	(14,814)	(8,548)	(13,547)	(6,283)	(6,538)	(23,362)	(11,258)
Balance at end of period	$149,505	$147,412	$150,527	$153,270	$156,019	$149,505	$156,019

	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Allowance for unfunded loan commitments	$3,323	$2,323	$2,723	$2,823	$2,543

	Three Months Ended					Six Months Ended
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024	6/30/2025	6/30/2024
Provision for credit losses on loans	$14,000	$5,200	$10,100	$3,000	$1,700	$19,200	$5,300
Provision (credit) for unfunded loan commitments	1,000	(400)	(100)	280	(300)	600	(1,300)
Provision for credit losses	$15,000	$4,800	$10,000	$3,280	$1,400	$19,800	$4,000

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended					Six Months Ended
NET LOAN CHARGE OFFS (RECOVERIES):	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024	6/30/2025	6/30/2024
CRE loans	$(843)	$899	$156	$372	$514	$56	$17
C&I loans	11,829	7,384	12,607	5,287	3,900	19,213	7,972
Residential mortgage and other loans	984	32	80	90	25	1,016	(14)
Net loan charge offs	$11,970	$8,315	$12,843	$5,749	$4,439	$20,285	$7,975
Net charge offs/average loans (annualized)	0.33%	0.25%	0.38%	0.17%	0.13%	0.29%	0.12%

NONPERFORMING ASSETS:	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Loans on nonaccrual status (1)	$110,739	$83,808	$90,564	$103,602	$67,003
Accruing delinquent loans past due 90 days or more	2,149	98	229	226	273
Total nonperforming loans	112,888	83,906	90,793	103,828	67,276
Other real estate owned (“OREO”)	—	—	—	—	—
Total nonperforming assets	$112,888	$83,906	$90,793	$103,828	$67,276

Nonperforming assets/total assets	0.61%	0.49%	0.53%	0.60%	0.39%
Nonperforming loans/loans receivable	0.78%	0.63%	0.67%	0.76%	0.50%
Nonaccrual loans/loans receivable	0.77%	0.63%	0.67%	0.76%	0.49%
Allowance for credit losses/loans receivable	1.04%	1.11%	1.11%	1.13%	1.15%
Allowance for credit losses/nonperforming loans	132.44%	175.69%	165.79%	147.62%	231.91%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $15.3 million, $11.8 million, $12.8 million, $13.1 million, and $11.2 million, at June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024, and June 30, 2024, respectively.

NONACCRUAL LOANS BY TYPE:	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
CRE loans	$55,368	$24,106	$23,396	$72,228	$27,292
C&I loans	46,945	50,544	60,807	24,963	33,456
Residential mortgage and other loans	8,426	9,158	6,361	6,411	6,255
Total nonaccrual loans	$110,739	$83,808	$90,564	$103,602	$67,003

Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE:	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
30 - 59 days past due	$4,909	$11,927	$8,681	$10,746	$9,073
60 - 89 days past due	2,841	27,719	5,164	1,539	552
Total accruing delinquent loans 30-89 days past due	$7,750	$39,646	$13,845	$12,285	$9,625

ACCRUING DELINQUENT LOANS 30-89 DAYS PAST DUE BY TYPE:	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
CRE loans	$4,377	$4,993	$3,205	$816	$5,586
C&I loans	1,084	27,455	1,288	9,037	2,530
Residential mortgage and other loans	2,289	7,198	9,352	2,432	1,509
Total accruing delinquent loans 30-89 days past due	$7,750	$39,646	$13,845	$12,285	$9,625

CRITICIZED LOANS:	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Special mention loans	$137,313	$184,659	$179,073	$184,443	$204,167
Classified loans	277,418	264,064	270,896	321,283	243,635
Total criticized loans	$414,731	$448,723	$449,969	$505,726	$447,802
Table Page 9

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

Reconciliation of GAAP financial measures to non-GAAP financial measures

Management reviews select non-GAAP financial measures in evaluating the Company’s and the Bank’s financial performance and in response to market participant interest. Reconciliations of the most directly comparable GAAP to non-GAAP financial measures utilized by management are provided below.

TANGIBLE COMMON EQUITY (“TCE”)	6/30/2025	3/31/2025	6/30/2024
Total stockholders’ equity	$2,224,117	$2,160,033	$2,111,282
Goodwill and core deposit intangible assets, net	(525,428)	(466,405)	(467,583)
TCE	$1,698,689	$1,693,628	$1,643,699

Total assets	$18,547,017	$17,068,316	$17,375,091
Goodwill and core deposit intangible assets, net	(525,428)	(466,405)	(467,583)
Tangible assets	$18,021,589	$16,601,911	$16,907,508

TCE ratio	9.43%	10.20%	9.72%
Common shares outstanding	128,124,458	121,074,988	120,731,342
TCE per share	$13.26	$13.99	$13.61

	Three Months Ended			Six Months Ended
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (“ROTCE”)	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Average stockholders’ equity	$2,220,633	$2,148,079	$2,097,108	$2,184,556	$2,111,720
Average goodwill and core deposit intangible assets, net	(525,048)	(466,633)	(467,822)	(496,002)	(468,026)
Average TCE	$1,695,585	$1,681,446	$1,629,286	$1,688,554	$1,643,694

Net (loss) income	$(27,881)	$21,096	$25,270	$(6,785)	$51,134
ROTCE (annualized)	-6.58%	5.02%	6.20%	-0.80%	6.22%

	Three Months Ended			Six Months Ended
PROVISION FOR CREDIT LOSSES EXCLUDING NOTABLE ITEMS	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Provision for credit losses	$15,000	$4,800	$1,400	$19,800	$4,000
Notable items:
Merger-related provision for credit losses	(4,461)	—	—	(4,461)	—
Provision for credit losses excluding notable items	$10,539	$4,800	$1,400	$15,339	$4,000

Table Page 10

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
PRE-PROVISION NET REVENUE (“PPNR”)	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Net interest income before provision for credit losses	$117,533	$100,817	$105,860	$218,350	$220,907
Noninterest income	(22,956)	15,688	11,071	(7,268)	19,357
Revenue	94,577	116,505	116,931	211,082	240,264
Less: Noninterest expense	109,473	83,861	80,987	193,334	165,826
PPNR	$(14,896)	$32,644	$35,944	$17,748	$74,438

Notable items:
Loss on investment portfolio repositioning	$38,856	$—	$—	$38,856	$—
FDIC special assessment expense	—	—	(309)	—	691
Merger and restructuring-related costs	17,281	2,519	2,165	19,800	3,611
Total notable items included in PPNR	56,137	2,519	1,856	58,656	4,302
PPNR, excluding notable items	$41,241	$35,163	$37,800	$76,404	$78,740

	Three Months Ended			Six Months Ended
PROFITABILITY RATIOS EXCLUDING NOTABLE ITEMS	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Net (loss) income	$(27,881)	$21,096	$25,270	$(6,785)	$51,134
Notable items:
Merger-related provision for credit losses	4,461	—	—	4,461	—
Loss on investment portfolio repositioning	38,856	—	—	38,856	—
FDIC special assessment expense	—	—	(309)	—	691
Merger and restructuring-related costs	17,281	2,519	2,165	19,800	3,611
Total notable items included in pre-tax income	60,598	2,519	1,856	63,117	4,302
Tax effect on notable items in pre-tax income	(13,064)	(741)	(547)	(13,805)	(1,266)
Notable one-time impact from California state tax apportionment law change	4,878	—	—	4,878	—
Total notable items, net of tax	52,412	1,778	1,309	54,190	3,036
Net income excluding notable items	$24,531	$22,874	$26,579	$47,405	$54,170

Diluted common shares	128,223,991	121,433,080	120,939,429	124,859,880	120,964,149
EPS excluding notable items	$0.19	$0.19	$0.22	$0.38	$0.45
Average assets	$18,724,864	$17,084,378	$17,256,638	$17,909,153	$18,198,707
ROA excluding notable items (annualized)	0.52%	0.54%	0.62%	0.53%	0.60%
Average equity	$2,220,633	$2,148,079	$2,097,108	$2,184,556	$2,111,720
ROE excluding notable items (annualized)	4.42%	4.26%	5.07%	4.34%	5.13%
Average TCE	$1,695,585	$1,681,446	$1,629,286	$1,688,554	$1,643,694
ROTCE excluding notable items (annualized)	5.79%	5.44%	6.53%	5.61%	6.59%

Table Page 11

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
NONINTEREST INCOME EXCLUDING NOTABLE ITEMS	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Noninterest (loss) income	$(22,956)	$15,688	$11,071	$(7,268)	$19,357
Notable items:
Loss on investment portfolio repositioning	38,856	—	—	38,856	—
Noninterest income excluding notable items	$15,900	$15,688	$11,071	$31,588	$19,357

	Three Months Ended			Six Months Ended
EFFICIENCY RATIO EXCLUDING NOTABLE ITEMS	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
Noninterest expense	$109,473	$83,861	$80,987	$193,334	$165,826
Notable items:
FDIC special assessment expense	—	—	309	—	(691)
Merger and restructuring-related costs	(17,281)	(2,519)	(2,165)	(19,800)	(3,611)
Noninterest expense excluding notable items	$92,192	$81,342	$79,131	$173,534	$161,524

Revenue	$94,577	$116,505	$116,931	$211,082	$240,264
Notable items:
Loss on investment portfolio repositioning	38,856	—	—	38,856	—
Revenue excluding notable items	$133,433	$116,505	$116,931	$249,938	$240,264

Efficiency ratio excluding notable items	69.09%	69.82%	67.67%	69.43%	67.23%

	Three Months Ended			Six Months Ended
EFFECTIVE TAX RATE EXCLUDING NOTABLE ITEMS	6/30/2025	3/31/2025	6/30/2024	6/30/2025	6/30/2024
(Loss) income before income taxes	$(29,896)	$27,844	$34,544	$(2,052)	$70,438
Notable items before tax effect	60,598	2,519	1,856	63,117	4,302
Income before tax excluding notable items	$30,702	$30,363	$36,400	$61,065	$74,740

GAAP income tax (benefit) provision	$(2,015)	$6,748	$9,274	$4,733	$19,304
Tax effect on notable items in pre-tax income	13,064	741	547	13,805	1,266
Notable one-time impact from California state tax apportionment law change	(4,878)	—	—	(4,878)	—
Income tax provision excluding notable items	$6,171	$7,489	$9,821	$13,660	$20,570

Effective tax rate excluding notable items	20.10%	24.66%	26.98%	22.37%	27.52%

Table Page 12